Exhibit 99


             Dillard's, Inc. Reports February Sales Results


    LITTLE ROCK, Ark.--(BUSINESS WIRE)--March 8, 2007--Dillard's, Inc. (NYSE: DDS) ("Dillard's" or the "Company") announced today that sales for the four weeks ended March 3, 2007 were $594,105,000 compared to sales for the four weeks ended February 25, 2006 of $644,349,000. Total sales decreased 8% for the four-week period. Sales in comparable stores decreased 9%.

    During the four weeks ended March 3, 2007, sales were above the average company trend in the Eastern region, slightly above trend in the Western region and below trend in the Central region.

    During the four weeks ended March 3, 2007, sales of lingerie and accessories, shoes and furniture significantly exceeded the Company's average sales performance for the period. Sales of children's apparel, men's apparel and decorative home merchandise were significantly below trend.

    Dillard's, Inc. is one of the nation's largest fashion apparel and home furnishing retailers. The Company's stores operate with one name, Dillard's, and span 29 states. Dillard's stores offer a broad selection of merchandise, including products sourced and marketed under Dillard's exclusive brand names.

    CONTACT: Dillard's, Inc.
             Julie J. Bull, 501-376-5965
             Director of Investor Relations